Exhibit 10.8

EXECUTION VERSION

AMENDED AND RESTATED UNIT GRANT AGREEMENT

THIS AMENDED AND RESTATED UNIT GRANT AGREEMENT (this “Agreement”) is dated as of August 9, 2019 by and among Authentic Brands Group LLC, a Delaware limited liability company (the “Company”) and Jay Dubiner (“Executive”).

W I T N E S S E T H

WHEREAS, Executive and the Company entered into that certain Unit Grant Agreement dated as of November 16, 2016 (the “Initial Grant Date” and such agreement, the “Prior Agreement”);

WHEREAS, on July 21, 2019, the Company, BL Taurus LLC, BL ABG Holdings LLC, Jasper Ridge Diversified, L.P., Terrebonne Investments, L.P., JRP Professionals SPV, L.P. Series M (ABG), JRP ABG Investors, L.P. and certain other parties have entered into that certain Membership Interest Purchase Agreement, pursuant to which certain parties thereto will acquire interests in the Company (the transactions contemplated by such agreement, the “Transaction” and the closing of such Transaction, the “Transaction Closing”);

WHEREAS, immediately following the Transaction Closing, certain Common Units issued pursuant to the Prior Agreement will be exchanged for Class A Common Units (the “Exchange”); and

WHEREAS, the Company and Executive desire to amend and restate the Prior Agreement to reflect the Exchange on the terms herein provided.

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.           Certain Definitions. Capitalized terms shall have the meanings set forth on Exhibit A hereto or otherwise in the LLC Agreement or as defined herein.

2.           Exchange.

2.1.        Exchange of Units. Subject to the terms and conditions of this Agreement, the Company hereby exchanges, effective immediately following the Transaction Closing, 35,244.50 Class J Common Units for 32,469.22 Class A Common Units (the “Units”). The Class A Common Units are not subject to a Benchmark Amount. Executive acknowledges that 264,755.50 Class J Common Units were sold by Executive in the Transaction, that such Class J Common Units will not be subject to the Exchange, and that Executive has no future rights associated with such Class J Common Units.

2.2.        Closing; Deliveries.

(a)               The exchange of the Units shall take place remotely via the exchange of documents and signatures effective as of immediately following the Transaction Closing (which time and place are designated as the “Closing”). Notwithstanding anything to the contrary herein, to the extent the Transaction is not consummated, this Agreement shall be null and void ab initio and the Prior Agreement shall remain in full force and effect.

2.3.         Right to Distributions. Notwithstanding anything to the contrary in the LLC Agreement or this Agreement, any distributions (or portions thereof) with respect to any Unit that remains subject to forfeiture pursuant to Section 3 (each, a “Forfeitable Unit”) that would otherwise be distributed to Executive pursuant to Section 10.1 of the LLC Agreement shall be held by the Company in a segregated interest-bearing account (separate from and not commingled with the general funds of the Company) and shall be invested in such manner as may be determined by the Board. Any such amount with respect to such a Unit (including any interest or other income with respect thereto) shall be distributed to Executive when such Unit no longer constitutes a Forfeitable Unit; provided, that if any such Unit has been forfeited pursuant to Section 3 or otherwise prior to such distribution, then such amount (including any interest or other income with respect thereto) shall be distributed as determined by the Board pursuant to the provisions of Section 10.1 of the LLC Agreement. For the avoidance of doubt, this Section 2.3 shall not limit any Tax Distributions payable to Executive pursuant to Section 10.2 of the LLC Agreement.

3.            Forfeiture. In the event of (i) termination of Executive’s Employment with the Company and its Affiliates by the Company for Cause or (ii) Executive’s breach of the covenants incorporated by reference into Section 7, Executive shall automatically forfeit all Units for no consideration on the date of such breach or termination of Employment.

4.            Tag-Along Rights. Notwithstanding anything to the contrary in the LLC Agreement, the number of Common Units held by Executive for purposes of determining the number of Common Units that may be included in a Tag-Along Sale (as defined in the LLC Agreement) pursuant to Section 11.3(a) of the LLC Agreement shall exclude all Forfeitable Units.

5.            Representations and Warranties of the Company. The Company hereby represents and warrants to Executive as follows:

5.1.         Organization, Good Standing, Corporate Power and Qualification. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which it currently conducts business.

5.2.          Authorization. All limited liability company action required to be taken by the Company in order to authorize the Company to enter into this Agreement, and to issue the Units at the Closing, has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

5.3.         Valid Issuance of Units. The Units, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement or the LLC Agreement, applicable state and federal securities laws and liens and restrictions created by or imposed by Executive.

5.4.         Compliance. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (a) a default under, or (b) an event which results in the suspension, revocation, forfeiture, or nonrenewal of, (i) any provision of the Company’s certificate of formation or limited liability company agreement, (ii) any material instrument, judgment, order, writ or decree applicable to the Company, or (iii) any material provision of federal or state statute, rule or regulation applicable to the Company.

6.            Representations and Warranties of Executive. Executive hereby represents and warrants to the Company that:

6.1.         Authorization. Executive has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Executive, will constitute valid and legally binding obligations of Executive, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

6.2.         Compliance. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (a) a default under, or (b) an event which results in the suspension, revocation, forfeiture, or nonrenewal of, (i) any material instrument, judgment, order, writ or decree applicable to Executive, or (ii) any material provision of federal or state statute, rule or regulation applicable to Executive.

6.3.         Purchase Entirely for Own Account. This Agreement is made with Executive in reliance upon Executive’s representation to the Company, which by Executive’s execution of this Agreement, Executive hereby confirms, that the Units to be acquired by Executive will be acquired by investment for Executive’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of applicable securities laws, and that Executive has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Executive further represents that, except by the LLC Agreement, Executive does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Units.

6.4.         Disclosure of Information. Executive has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Units with the Company’s management and has had an opportunity to review the Company’s facilities.

6.5.         Restricted Securities. Executive understands that the Units have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Executive’s representations as expressed herein. Executive understands that the Units are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Executive must hold the Units indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Executive acknowledges that the Company has no obligation to register or qualify the Units for resale except as set forth in the LLC Agreement. Executive further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Units, and requirements relating to the Company which are outside of Executive’s control, and which the Company is under no obligation and may not be able to satisfy.

6.6.         No Public Market. Executive understands that no public market now exists for the Units, and that the Company has made no assurances that a public market will ever exist for the Units.

6.7.         Legends. Executive understands that the Units and any securities issued in respect of or exchange for the Units, may bear one or all of the following legends:

(a)               Any legend set forth in, or required by, the LLC Agreement.

(b)               Any legend required by the securities laws of any state to the extent such laws are applicable to the Units represented by the certificate so legended.

6.8.         Accredited Investor. Executive is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.9.         No General Solicitation. Neither Executive nor Executive’s agents or partners (if any) has either, directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in either case in connection with the offer and sale of the Units.

6.10.        Residence. The principal place of business or residence of Executive is identified in the address of Executive set forth in Section 8.7.

7.            Restrictive Covenants.

7.1.         Executive acknowledges and agrees that he shall remain subject to, and will comply with, all of the restrictive covenants and confidentiality obligations set forth in any agreement entered into between Executive and the Company or any of its Affiliates, including, without limitation, the Employment Agreement and any other unit grant or equity-based award plan or agreement, and, without limiting any rights under such agreements, in consideration for the Company’s obligations set forth herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged and agreed, the restrictive covenants and the confidentiality obligations (and all interpretative, remedial, third-party beneficiary and other related provisions) set forth in the Employment Agreement are hereby incorporated by reference into this Section 7 as if set forth in full herein.

7.2.         Executive acknowledges that the Company has provided him with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act of 2016: (a) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret information under seal, and does not disclose the trade secret information, except pursuant to court order.

7.3.         In addition to any other right or remedy the Company may have against Executive for breach of the covenants incorporated by reference into this Section 7, effective as of the date of any such breach, an amount equal to the amount of any distributions received by Executive with respect to the Units on or prior to such breach shall immediately become due and payable by Executive to the Company, and the Company shall have the right to offset such amount against any other payments to be made to Executive after such breach, subject to any limitations under Section 409A of the Internal Revenue Code, as amended. For purposes of Section 3 and this Section 7.3, the Board shall determine in its sole and absolute discretion whether a breach of the covenants incorporated by reference into this Section 7 has occurred, and the date of any such breach.

8.            Miscellaneous.

8.1.         Survival of Representations and Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and Executive contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of Executive or the Company.

8.2.         Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

8.3.         Jurisdiction. The Company and Executive hereby irrevocably and unconditionally consent to the jurisdiction of any New York court or federal court of the United States sitting in the Southern District of New York in any action or proceeding relating to this Agreement and consents to service of process in connection therewith by the delivery of notice to such Person’s address at the address for notices to such Person pursuant to this Agreement.

8.4.         Governing Law. This Agreement shall be governed in all respect by the laws of the State of New York without regard to choice of laws or conflict of laws provisions thereof that would require the application of the laws of any other jurisdiction.

8.5.        Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed one original.

8.6.        Headings; Interpretation. When a reference is made in this Agreement to a Section or Exhibit such reference shall be to a Section or Exhibit of this Agreement unless otherwise indicated. The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

8.7.        Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.

All communications to the Company shall be sent to:

Authentic Brands Group, LLC
100 West 33rd St., Suite 1007
New York, NY 10001
Facsimile: (212) 760-2419
Attention: James Salter and Jay Dubiner

with copies to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Email: Andrew.Blau@stblaw.com

Attention: Andrew Blau

All communications to Executive shall be sent to his residence address or email address as set forth below, or to such residence address or email address as subsequently modified by written notice given in accordance with this Section 8.7:

Jay Dubiner

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8.8.         No Finder’s Fees. Each party represents that he or it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Executive agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Executive or any of Executive’s representatives is responsible.

8.9.         Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and Executive. Any amendment or waiver effected in accordance with this Section 8.9 shall be binding upon Executive and each transferee of the Units, each future holder of all such securities, and the Company.

8.10.       Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

8.11.       Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

8.12.       Entire Agreement. This Agreement and the Employment Agreement (including the Exhibits hereto) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled, including, without limitation, the Prior Agreement; provided that, nothing herein shall supersede or otherwise modify any restrictive covenants to which Executive is subject as of the date hereof. In the event of a conflict between the terms and provisions of this Agreement and the Employment Agreement, the Employment Agreement shall control.

8.13.        No Presumption Against Drafting Party. Each of the parties hereto acknowledges that he or it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

8.14.       Adjustments. Without limiting the terms and conditions of the LLC Agreement, in the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, Common Units, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, extraordinary sale or repurchase transactions, or exchange of Common Units or other securities of the Company, or other similar corporate transaction or event that affects the Common Units (including a Change in Control), or (b) any unusual or nonrecurring events affecting the Company, including changes in applicable laws, rules or regulations, extraordinary sale or repurchase transactions, or the dissolution or liquidation of the Company, that the Company determines, in its sole discretion, warrants adjustment in order to maintain or satisfy the intended purpose of this Agreement (any event in (a) or (b), an “Adjustment Event”), the Company shall, in respect of any such Adjustment Event, make such proportionate substitution or adjustment, if any, as it deems equitable, to any or all of the terms of the Units, including, without limitation, the Benchmark Amount, the Liquidity Event Price, the number of Common Units or other securities of the Company (or number and kind of other securities or other property) subject to this Agreement or to which this Agreement relates and any applicable performance measures. Any adjustment under this Section 8.14 shall be conclusive and binding for all purposes.

8.15.        Acknowledgment. Each of the parties hereto acknowledge that the Transaction is not a Change in Control for purposes of this Agreement and the Prior Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the day first above written.

AUTHENTIC BRANDS GROUP LLC

By:	/s/ Kevin Clarke
	Name:	Kevin Clarke
	Title:	Chief Financial Officer

JAY DUBINER

/s/ Jay Dubiner

Signature Page to Amended and Restated Unit Grant Agreement

EXHIBIT A

DEFINITIONS

(a)	“Affiliate” of any Person shall mean (i) any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such first Person and ( ii) with respect to a natural Person, any Person that is in the same Group as such first Person.

(b)	“Blackrock Parties” means, collectively, (i) BL Taurus LLC and (ii) BL ABG Holdings LLC.

(c)	“Board” shall mean the board of directors of the Company.

(d)	“Cause” shall have the meaning set forth in the Employment Agreement.

(e)	“Change in Control” means either (i) the sale of all or substantially all of the assets of the Company, to any other person or entity (other than to any of the Principal Unitholders or their Affiliates (other than a portfolio company of any Principal Unitholder), or any employee benefit plan maintained by the Company or any of its subsidiaries), or (ii) a change in beneficial ownership or control of the Company, through a transaction or series of related transactions (other than an offering of Common Units or other securities to the general public through a registration statement filed with the Securities and Exchange Commission), whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, the Principal Unitholders, any of their respective Affiliates (other than a portfolio company of any Principal Unitholder), or any employee benefit plan maintained by the Company or any of its subsidiaries), directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of such entity’s securities outstanding immediately after such acquisition (or 35% to the extent such transaction occurs following a Public Offering solely to the extent that, following such transaction, the beneficial ownership of Company securities of such “person” or related “group” of “persons” is greater than the Principal Unitholders’ and the Blackrock Parties’ beneficial ownership of Company securities).

(f)	“Common Units” shall have the meaning set forth in the LLC Agreement.

(g)	“Control” (including the correlative term “Controlled”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person whether through ownership of voting securities, by contract or otherwise and “Control” used as a verb shall have a corresponding meaning.

(h)	“Employment” and “termination of Employment” and similar references shall mean, respectively, employment or service with, and termination of employment or service from, the Company and/or its Affiliates. For this purpose, “service” shall include service as an employee, consultant or other independent contractor, but, with respect to non-employee services, only for periods of a continuing significant service relationship. All determinations regarding employment and service (for purposes of this Agreement) shall be made by the Board in its sole and absolute discretion. In addition, the Board shall, in its sole and absolute discretion, determine whether or not a leave of absence is a termination of Employment for purposes of this Agreement.

(i)	“Employment Agreement” shall mean that certain Second Amended and Restated Employment Agreement by and between Executive and Authentic Brands Group LLC, entered into as of August 9, 2019, as may be amended and/or restated from time to time.

(j)	“Green Parties” means, collectively, Green Equity Investors V, L.P., a Delaware limited partnership, LGP License II LLC, a Delaware limited liability company, and LGP License Coinvest LLC, a Delaware limited liability company.

(k)	“Group” shall mean, with respect to a Person, such Person and (i) such Person’s Spouse, (ii) a lineal descendant, by birth or adoption, of such Person or such Person’s parents, the Spouse of any such descendant or a lineal descendant of any such Spouse, (iii) a trustee of a trust (whether inter vivos or testamentary), all of the current beneficiaries and presumptive remaindermen of which are such Person and/or one or more Persons described in clauses (i) or (ii) of this definition, (iv) a corporation, limited liability company, trust, cooperative or partnership or any other entity of which all of the outstanding shares of capital stock or interests therein are owned by such Person and/or Persons described in clauses ( i) through (iii) of this definition, (v) an individual covered by a qualified domestic relations order with such Person or any Persons described in clauses (i) or (ii) of this definition or (vi) a legal or personal representative of such Person or any Person described in clause (i), (ii), or (v) in the event of any such Person’s death or disability. For purposes of this definition, “presumptive remaindermen” refers to those Persons entitled to a share of a trust’s assets if it were then to terminate.

(l)	“LLC Agreement” means the Fifth Amended & Restated Limited Liability Company Agreement of the Company, to be effective immediately upon the Transaction Closing, and as may be further amended from time to time.

(m)	“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(n)	“Principal Unitholders” means, collectively, the Green Parties and Salter LLC.

(o)	“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(p)	“Spouse” shall include a Person’s then current wife, husband, or domestic partner (or any other equivalent term) under applicable law.